EXHIBIT (e)(1)(c)

SECOND AMENDMENT TO

DISTRIBUTION AGREEMENT

This second amendment ("Amendment") to the Distribution Agreement (the "Agreement") dated as of May 31, 2017 by and among Eaton Vance NextShares Trust, Eaton Vance NextShares Trust II, and Foreside Fund Services, LLC (together, the “Parties”), is entered into as of October 17, 2019 (the "Effective Date").

WHEREAS, the Parties desire to amend the Agreement to update the list of funds on Exhibit A; and

WHEREAS, Section 8(d) of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

3.	Exhibit A of the Agreement is deleted in its entirety and replaced by Exhibit A attached hereto.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

EATON VANCE NEXTSHARES TRUST EATON VANCE NEXTSHARES TRUST II		FORESIDE FUND SERVICES, LLC

By:	/s/ Deidre Walsh	By:	/s/ Mark A. Fairbanks
Name:	Deidre Walsh	Mark A. Fairbanks, Vice President
Title:	Assistant Secretary

DISTRIBUTION AGREEMENT

EXHIBIT A

As of October 17, 2019

FUNDS

Eaton Vance NextShares Trust

•	Eaton Vance Stock NextShares
•	Eaton Vance Global Income Builder NextShares

Eaton Vance NextShares Trust II

•	Eaton Vance TABS 5 –to-15 Year Laddered Municipal Bond NextShares